FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is entered into by and between Mindy Grossman ("Employee"), residing in St. Petersburg, Florida, and HSN, Inc., a Delaware corporation (the "Company"), with its principal place of business in St. Petersburg, Florida, as of August 5, 2010.

WHEREAS, Employee and the Company previously entered into an Employment Agreement dated as of July 29, 2008 (the "Employment Agreement"); and

WHEREAS, Employee and the Company now wish to amend that Employment Agreement with this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

    Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Employment Agreement.

    Section 1A., "EMPLOYMENT", of the Employment Agreement shall be deleted and replaced with the following: "During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Chief Executive Officer of the Company. During the Term, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. During the Term, Executive shall report directly to the Board of Directors of the Company (the "Board"). Executive shall be the senior executive dedicated to the businesses of the Company and as such shall have primary responsibility for the management of all operations and activities of the businesses of the Company. Executive agrees to devote all of Executive's working time, attention and efforts to the Company and to perform the duties of Executive's position in accordance with the Company's policies as in effect from time to time and communicated to Executive. Executive may (i) serve on corporate, civic or charitable boards, (ii) manage personal investments and (iii) deliver lectures and fulfill speaking engagements, so long as (A) these activities do not interfere with Executive's qualitative performance of her responsibilities under this Agreement, (B) do not conflict with any applicable Company policy on conduct, including conflicts of interest, and (C) any service on a corporate, for-profit board is approved in advance by the Board. As of July 29, 2008, Executive serves on the board of the East Harlem School at Exodus House, Wharton Retail Advisory Board, and the Company hereby approves such service and agrees that Executive may continue such service so long as such service is otherwise in accordance with the preceding sentence. The Company further approves Executive's service on the executive committee and the board of the National Retail Federation and the board of the Cosmetic Executive Women. Executive's principal place of employment shall be St. Petersburg, Florida."

    Section 2A., "TERM", shall be amended to reflect that the "Initial Term" of the Employment Agreement shall be extended to continue through July 31, 2013.

    Section 3A., "COMPENSATION", subsection (a), "BASE SALARY" of the Employment Agreement shall be deleted and replaced with the following: "Effective February 24, 2010, the Company shall pay Executive an annual base salary of $1,200,000.00 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice in effect from time to time. For all purposes under this Agreement, the term "Base Salary" shall refer to the Base Salary as in effect from time to time. The Base Salary is subject to increase, but not decrease, in the sole discretion of the Compensation and Human Resources Committee (or such other committee responsible for compensation and related matters) of the Board of Directors of the Company (the "Compensation Committee")."

    Section 3A., "COMPENSATION", subsection (b), "ANNUAL BONUS", of the Employment Agreement shall be deleted and replaced with the following: "During the Term, Executive shall be eligible to receive an annual cash bonus (the "Bonus") in respect of each fiscal year of the Company ending during the Term (a "Fiscal Year"). The Bonus shall have a target of 125% of the Base Salary (the "Target Bonus"), with the actual amount payable, based on the extent to which certain pre-established performance goals are achieved.  Bonus payments in respect of any Fiscal Year shall be made to Executive no later than the 15th day of the third month following the close of such Fiscal Year unless Executive shall elect to defer the receipt of such Bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined in the Employment Agreement)."

    Section 3A., "COMPENSATION", subsection (c) "LONG TERM INCENTIVE PLAN", shall be deleted and replaced with the following: "In addition to and not in lieu of the Bonus that Executive is eligible to receive pursuant to Section 3A.(b) of this Agreement, effective February 24, 2010 and during the Term, Executive shall be eligible to participate in the Company's long-term incentive program ("LTIP") adopted pursuant to the Company's 2008 Stock and Annual Incentive Plan, as amended and restated (the "Plan").   The specific terms of the LTIP, as they apply to the CEO, and as approved by the Compensation Committee, have been provided to the Executive."

    Section 3A., "COMPENSATION", subsection (f), "BENEFITS", (i) "Reimbursement for Business Expenses", of the Employment Agreement shall be deleted and replaced with the following: "During the Term that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary expenses (including reasonable and documented costs of first/business class commercial air travel) incurred by Executive in performing Executive's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time. Executive understands that her employment will require regular, weekly travel. Additionally, during the Term and prior to any "Relocation" (as defined below), the Company will reimburse Executive for the cost of housing rental in Florida in a location within reasonable commuting distance by car to the Company's offices in St. Petersburg, Florida, auto lease payments and auto insurance (regardless of any Company policy to the contrary), and other miscellaneous expenses (such reimbursable expenses, the "Commuting Expenses"), such total amount not to exceed $75,000 in any given fiscal year (provided that such maximum amount may be annually increased (but not decreased) at the Board's discretion to reflect annual increases in the Commuting Expenses). As a result of Executive's expected relocation to St. Petersburg, Florida ("Relocation"), (a) the Company will reimburse Executive in accordance with the Company's Tier 1 Relocation Policy - CEO for all reasonable relocation expenses Executive incurs and (b) Executive shall thereafter cease to be eligible for reimbursement for any of the Commuting Expenses. In the event that any such payments or reimbursements in respect to the Relocation are determined to be taxable compensation to Executive, the Company shall make Executive whole for such tax obligations. Any such make-whole tax payment made to Executive pursuant to the immediately preceding sentence shall be paid by the Company to Executive no later than the end of Executive's taxable year next following Executive's taxable year in which the taxes on any payments/reimbursement to Executive pursuant to this Section 3(A)(f)(i) are remitted to the Internal Revenue Service or any other applicable taxing authority. The amount of any such fees and expenses that the Company is obligated to pay pursuant to this Section 3A(f)(i) in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and Executive's rights to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit."

    A new subsection (g), "ONE TIME EQUITY GRANT", shall be added to Section 3A., "COMPENSATION," of the Employment Agreement and shall state as follows: "In consideration for Executive's valuable contributions to the Company, Executive will be awarded a one-time grant of 200,000 restricted stock units vesting over a period of 3 years as follows: 50% shall vest on July 31, 2011, 25% shall vest on July 31, 2012 and 25% shall vest on July 31, 2013.  Such awards will be issued pursuant to the Plan, and subject to the terms and conditions of the Company's standard award documents."

    Section 4A., "NOTICES", of the Employment Agreement shall be deleted and replaced with the following: "All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three (3) days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named as follows: "If to the Company: to the General Counsel of the Company. If to Executive: Mindy Grossman, 100 1st Avenue S. #3303, St. Petersburg, Florida 33701."

    Section 5A., "GOVERNING LAW; JURISDICTION", of the Employment Agreement shall be deleted and replaced with the following: "This Agreement (including its Exhibits) and the legal relations thus created between the parties hereto shall be construed, interpreted, administered and enforced in accordance with the laws of the State of Florida, without regard to the State of Florida's conflict of law principles. The Executive agrees and accepts personal jurisdiction by and the laying of exclusive venue for any legal action, disputes or proceeding arising out of or related to this Agreement in an appropriate state or federal court located in either Pinellas County, Florida or in Hillsborough County, Florida, if not maintainable therein, then in an appropriate Florida state court, and agree that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, including, but not limited to, actions for injunctive relief, declaratory judgment, breach of contract and unfair competition, and Executive consents to and waives, in connection with such action or proceeding, any objection to such personal jurisdiction or the laying of such venue or based on the ground of forum non conveniens. If Executive materially prevails in a dispute with the Company, the Company shall promptly reimburse the reasonable attorneys' fees and related expenses incurred by Executive in such dispute at any time from the Effective Date of the Agreement through Executive's remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date). In order to comply with Section 409A (as defined below), in no event shall the payments by the Company under this Section 5A be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Executive's right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. If Executive materially prevails in a dispute with the Company, the Company shall promptly reimburse the reasonable attorneys' fees and related expenses incurred by Executive in such dispute at any time from the Effective Date of this Agreement through Executive's remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date)."

    Section 1(d), "TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON", the definition of "Good Reason" of the STANDARD TERMS AND CONDITONS of the Employment Agreement shall be deleted and replaced with the following: "Good Reason shall mean the occurrence of any of the following without Executive's prior written consent: (A) the Company's material breach of this Agreement, (B) the material reduction in Executive's title, duties, reporting responsibilities or level of responsibilities, excluding for this purpose any such reduction resulting from any disposition of assets so long as the Company retains the businesses relating to the HSN television network and web-site and acknowledging that the involvement of the Chairman of the Board in certain matters primarily relating to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Executive continues to have primary responsibility for the management of all operations and activities of the businesses of the Company, (C) a material reduction in the Base Salary or Target Bonus or (D) a relocation by the Company of Executive's principal place of business to any area more than fifty (50) miles from St. Petersburg, Florida; provided that in no event shall Executive's resignation be for "Good Reason" unless (x) an event or circumstance set forth in clauses (A), (B), (C) or (D) shall have occurred and Executive provides the Company with written notice thereof within ninety (90) days after Executive has actual knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within one hundred and twenty (120) days after the date of delivery of the notice referred to in clause (x) above."

    The Employment Agreement is reaffirmed and ratified in all respects, except as expressly provided herein. In the event of any conflict between the terms or provisions of this Amendment and the Employment Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and Employee has executed and delivered as of the date set forth above.

HSN, INC

By: /s/ Lisa Letizio

Lisa Letizio, EVP Human Resources

/s/ Mindy Grossman

Mindy Grossman